Exhibit 99.1

4Front Ventures Announces Issuance of Securities

PHOENIX, Ariz., Nov. 1, 2023 /CNW/ - 4Front Ventures Corp. (CSE: FFNT) (OTCQX: FFNTF) ("4Front" or the "Company") announced today that it has agreed to issue 10,359,372 class A subordinate voting shares in the capital of the Company (the "Class A Shares") to settle payment obligations of 4Front Holdings LLC, a wholly owned subsidiary of the Company in the amount of US$1,992,186.88, based on the posted Bank of Canada exchange rate on September 29, 2023 of 1.352. The Class A Shares will be issued at a price of C$0.26 per Class A Share.

About 4Front Ventures Corp.

4Front Ventures Corp. ("4Front" or the "Company") (CSE: FFNT) (OTCQX: FFNTF) is a national, vertically integrated multi-state cannabis operator who owns or manages operations and facilities in strategic medical and adult-use cannabis markets, including California, Illinois, Massachusetts, Michigan, and Washington. Since its founding in 2011, 4Front has built a strong reputation for its high standards and low-cost cultivation and production methodologies earned through a track record of success in facility design, cultivation, genetics, growing processes, manufacturing, purchasing, distribution, and retail. To date, 4Front has successfully brought to market more than 20 different cannabis brands and over 1800 products, which are strategically distributed through its fully owned and operated Mission dispensaries and retail outlets in its core markets. As the Company continues to drive value for its shareholders, its team is applying its decade of expertise in the sector across the cannabis industry value chain and ecosystem. For more information, visit https://4frontventures.com/.

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SOURCE 4Front Ventures Corp.

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%CIK: 0001627883

For further information: 4Front Investor Contacts, Andrew Thut, Chief Investment Officer, IR@4frontventures.com, 602 633 3067; Courtney Van Alstyne, MATTIO Communications, courtney@mattio.com; 4Front Media Contacts, MATTIO Communications, 4front@mattio.com

CO: 4Front Ventures Corp.

CNW 18:49e 01-NOV-23